Northrim News		Exhibit 99.1
Headquarters: 3111 C Street, Anchorage, AK 99503
For Immediate Release
Date:	January 13, 2006
Contact:	Chris Knudson, EVPand Chief Operating Officer
Phone:	(907) 261-3304

Northrim Bank Exercises Option to Purchase Additional Interest in
Employee Benefits Company

Anchorage, Alaska, January 13, 2006. Northrim Bank (Nasdaq: NRIM), through its wholly-owned subsidiary, Northrim Capital Investments Company, announced today that it has exercised an option to purchase an additional 40.1% interest in Northrim Benefits Group. Northrim now owns 50.1% of the company. Northrim purchased a 10% interest in the company in March 2005.

Northrim Benefits Group offers employee benefit plans to businesses with five to 500 employees. Bruce Moore, who owns the other portion of the company, will continue to manage it. Moore has 31 years of experience in the financial services industry in Alaska, and is President of ICL Financial Services, an Alaskan company he founded in 1974.

Northrim Benefits Group’s client base has been growing as a result of referrals from Northrim bank officers. “We are pleased with the performance of Northrim Benefits Group since our initial investment,” said Northrim President Marc Langland. “Our customers have received excellent service from Bruce and his staff, and in a number of cases have realized savings in their benefit costs.”

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a full-service commercial bank that provides a full range of personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and a factoring division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage; and Northrim Benefits Group, LLC.

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